June 13, 2006

Board of Directors

Haynes International, Inc.

1020 West Park Avenue

Kokomo, Indiana 46904-9013

Ladies and Gentlemen:

We have acted as counsel to Haynes International, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 1,000,000 shares of the Company's authorized but unissued Common Stock (the "Shares") issuable upon exercise of options which may be granted under the Haynes International, Inc. Stock Option Plan (the "Plan").

In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

1.	Unanimous Written Consent of the Board of Directors dated as of February 10, 2005 relating to the approval of the Plan and reserving shares for issuance under the Plan (the "Consent");

2.	the Registration Statement;
3.	the Plan;

4.	a copy of the Company's Restated Certificate of Incorporation certified by an officer of the Company to be a true and correct copy thereof;
5.	a copy of the Amended and Restated Bylaws of the Company, as amended to date; and
6.	such other documents and matters as we have deemed necessary of appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company. We have made such examination of the General Corporation Law of the State of Delaware as we deemed relevant for purposes of this opinion, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

For purposes of this opinion, we have assumed (i) the genuineness of all signatures of all parties other than the Company; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) that the Consent will not be amended, altered or superseded prior to the issuance of the Shares; and (iv) that no changes will occur in the applicable law or the pertinent facts prior to the issuance of the Shares.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Shares have been delivered against payment therefor as contemplated by the Plan, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Ice Miller